SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Strayer Education, Inc.
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STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

Dear Fellow Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), to be held at 8:00 a.m. (ET) on Tuesday, May 3, 2016, at the Corporation’s headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia, 20171.

At this year’s meeting, you will be asked:

•         To elect nine directors from the nominees named in the attached proxy statement;

•         To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm;

•         To conduct an advisory vote on the compensation of the named executive officers; and

•         To consider any other matters that may properly come before the meeting.

This booklet is the formal notice of the meeting, and proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. Importantly, it also describes how your Board operates, gives information about director candidates, and provides information about the Corporation, including our compensation practices.

Your vote is important. We encourage you to cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

We look forward to seeing you at the 2016 Annual Meeting of Stockholders.

Sincerely,

ROBERT S. SILBERMAN
Chairman of the Board

March 17, 2016
Attachment: Financial Summary

FINANCIAL SUMMARY

While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the Proxy Statement. Below are the Selected Financial Data tables for the five years ended December 31, 2015 from our 2015 Annual Report. The tables provide key information on revenues, profitability, returns, balance sheet strength, and capital allocation.1

	Year Ended December 31,
	2011	2012	2013	2014	2015
	(Dollar and share amounts in thousands, except per share data)
Income Statement Data:
Revenues	$627,434	$561,979	$503,600	$446,041	$434,437
Costs and expenses:
Instruction and educational support	292,003	300,098	310,446	236,303	234,097
Marketing	74,293	71,864	75,426	66,495	70,084
Admissions advisory	26,531	26,374	20,390	16,661	16,304
General and administration	55,464	50,056	64,637	44,835	44,254
Total costs and expenses	448,291	448,392	470,899	364,294	364,739
Income from operations	179,143	113,587	32,701	81,747	69,698
Investment and other income	152	4	2	117	283
Interest expense	3,773	4,616	5,419	5,248	3,850
Income before income taxes	175,522	108,975	27,284	76,616	66,131
Provision for income taxes	69,478	43,045	10,859	30,260	26,108
Net income	$106,044	$65,930	$16,425	$46,356	$40,023
Net income per share:
Basic	$8.91	$5.79	$1.55	$4.39	$3.78
Diluted	$8.88	$5.76	$1.55	$4.35	$3.73
Weighted average shares outstanding:
Basic	11,906	11,390	10,584	10,561	10,588
Diluted(a)	11,943	11,440	10,624	10,650	10,740
Other Data:
Depreciation and amortization	$21,525	$23,973	$35,563	$20,630	$18,104
Stock-based compensation expense	$13,234	$5,464	$9,291	$9,453	$10,213
Capital expenditures	$29,991	$24,733	$8,726	$6,902	$12,692
Cash dividends per common share (paid)	$4.00	$4.00	$—	$—	$—
Average enrollment(b)	53,901	49,323	43,969	40,254	40,450
Campuses(c)	92	97	100	79	76
Full-time employees(d)	2,140	2,019	1,485	1,455	1,401

____________

1        The information set forth above has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included elsewhere or incorporated by reference in the Corporation’s Annual Report on Form 10-K.

	At December 31,
	2011	2012	2013	2014	2015
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$57,137	$47,517	$94,760	$162,283	$106,889
Working capital(e)	17,484	46,631	82,182	140,316	81,207
Total assets	231,133	227,792	254,266	307,815	248,434
Long-term debt	90,000	121,875	118,750	112,500	—
Other long-term liabilities	21,656	21,905	51,456	46,248	47,987
Total liabilities	188,840	186,804	215,364	215,083	105,578
Total stockholders’ equity	42,293	40,988	38,902	92,732	142,856

____________

(a)      Diluted weighted average shares outstanding include common shares issued and outstanding, and the dilutive impact of restricted stock, restricted stock units, and outstanding stock options using the Treasury Stock Method.

(b)      Reflects average student enrollment for the four academic terms for each year indicated.

(c)      Reflects number of campuses offering classes during the fourth quarter of each year indicated.

(d)      Reflects full-time employees including full-time faculty as of December 31 of each year.

(e)      Working capital is calculated by subtracting current liabilities from current assets.

STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of Stockholders of Strayer Education, Inc. (the “Corporation”), will be held at the Corporation’s headquarters, 2303 Dulles Station Boulevard, Herndon, Virginia, 20171, on Tuesday, May 3, 2016, at 8:00 a.m. for the following purposes:

1.       To elect nine directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

2.       To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.       To conduct an advisory vote on the compensation of the named executive officers.

4.       To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD AS OF MARCH 4, 2016. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO CAST YOUR VOTE OVER THE INTERNET, BY TELEPHONE, OR TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Viet D. Dinh Secretary

Herndon, Virginia
March 17, 2016

STRAYER EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 561-1600

PROXY STATEMENT
Annual Meeting of Stockholders
May 3, 2016

This Proxy Statement is being furnished to holders of the common stock of Strayer Education, Inc. (the “Corporation”), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Corporation (the “Board”) of proxies to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. local time on Tuesday, May 3, 2016, at the Corporation’s headquarters located at 2303 Dulles Station Blvd., Herndon, Virginia 20171.

The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and facsimile by directors, officers and other management employees of the Corporation, who will receive no additional compensation for their services. The Corporation has also retained Alliance Advisors, LLC to provide proxy solicitation services for a fee of approximately $18,000, plus reimbursement of its out-of-pocket expenses.

Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Corporation at the Corporation’s headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the meeting and voting in person. Attending the Annual Meeting will not automatically revoke a stockholder’s prior proxy.

We began mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card on or about March 17, 2016 to all stockholders entitled to vote. At the close of business on March 4, 2016, there were 11,153,979 shares of the common stock of the Corporation outstanding and entitled to vote at the meeting. Only common stockholders of record on March 4, 2016 will be entitled to vote at the meeting, and each share will have one vote.

Voting Information

At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Corporation’s By-laws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors must receive more votes cast for his or her election than votes cast against his or her election. Ratification of the appointment of the Corporation’s independent registered public accounting firm, approval of the advisory vote on the compensation of our named executive officers and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposals 2 and 3 are advisory only, and as discussed in more detail below, the voting results are not binding, although the Board of Directors will consider the results of such proposals.

You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card.  Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, and in favor of Proposals 2 and 3. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

The Board of Directors of the Corporation has adopted a corporate governance policy concerning the “holdover” of any director not elected by a majority vote in an uncontested election. Any director who fails to receive the requisite majority vote would be required to promptly offer his or her resignation and the Board, following the recommendation of the Nominating and Corporate Governance Committee, would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a “holdover” director. A copy of this policy is available on our website at www.strayereducation.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 3, 2016

The proxy statement, Form 10-K and Annual Report to Stockholders are available at www.strayereducation.com/overview.cfm.

PROPOSAL 1

Election of Directors

We are requesting that the stockholders elect a Board of Directors of nine members at the Annual Meeting.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Corporation. By true independence we mean the willingness to challenge a forceful, talented CEO and management team with a good track record when something is wrong or foolish. People with this trait are both very valuable and hard to find; they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial — without it all the other great traits are of little help. The Board does not have a specific policy regarding diversity. However, the Nominating Committee does strive for the Board to be comprised of directors with a variety of experience and personal backgrounds. The Nominating Committee considers the prospective director’s skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Corporation’s shares. The Nominating Committee focuses on the prospective director’s understanding that maintaining the high academic quality of Strayer University is central to maintaining and growing the Corporation’s value. (It is perhaps obvious, though worth noting, that the criteria for service on Strayer University’s Board of Trustees, while sharing some of the same criteria as the Corporation, are different and that it is important to have some individuals who can sit on both Boards effectively.) Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness.

The Nominating Committee will entertain recommendations from common stockholders that are submitted in writing to the Corporation, provided that such common stockholders (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Mr. Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate’s name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion. The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation.

Once it has been determined that a candidate meets the Board’s criteria on paper, there is a selection process which includes, but is not limited to, background and reference checks and interviews with not only the Nominating Committee but other board members, executive management and other professionals such as the Corporation’s auditors or outside counsel, as deemed necessary. Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Corporation must also comply with the Corporation’s By-laws regarding stockholder proposals and nominations.  See “Stockholder Proposals” contained in this proxy statement.

It is intended that the votes represented by the proxies will be cast for the election as directors, for a term of one year or until their successors are chosen and qualified, of the persons listed below. The Board of Directors recommends that stockholders vote “for” the nominees listed below. Each of the nominees is currently a director of the Corporation. After thirteen years of service on the Board of Directors, Robert Johnson will not be a nominee for election at the Annual Meeting. The Board of Directors has not nominated a candidate to replace Mr. Johnson, and the number of directorships will be reduced to nine following the Annual Meeting. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Corporation.

Nominees for Common Stock Directors

Name/Title	Age	Board Committees	Year first elected to Strayer Board
Robert S. Silberman,	58	—	2001
Executive Chairman

Dr. John T. Casteen, III,(a)(b)	72	Nominating	2011
Director

Dr. Charlotte F. Beason,(b)	68	Nominating	1996
Director

William E. Brock,(b)	85	Compensation	2001
Director

Robert R. Grusky,(b)	58	Audit	2001
Director

Karl McDonnell,	49	—	2011
Chief Executive Officer & Director

Todd A. Milano,(b)	63	Audit	1996
Director		Nominating

G. Thomas Waite, III,(b)	64	Audit	1996
Director

J. David Wargo,(b)	62	Compensation	2001
Director

____________

(a)      Dr. Casteen is presently serving as the Board’s Presiding Independent Director.

(b)      Independent director.

Mr. Robert S. Silberman was named Strayer’s Executive Chairman of the Board in 2013. He was Chairman of the Board from February 2003 to 2013 and Chief Executive Officer from March 2001 to 2013. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. Mr. Silberman has been a director of Strayer since March 2001. He serves on the Board of Directors of Covanta Holding Company, Par Petroleum Corporation, and 21st Century Fox. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor’s degree in history from Dartmouth College and a master’s degree in international policy from The Johns Hopkins University. Mr. Silberman has been a driving force behind the evolution of the Corporation. He leads the Board with a deep appreciation of the Corporation’s history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Corporation. The Nominating Committee believes that based on his experience and expertise in business management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Corporation.

Dr. John T. Casteen, III is the President Emeritus and University Professor at the University of Virginia, where he teaches courses in literature, intellectual history, and public policy. He served as President of the University of Virginia from 1990 through 2010. He was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Dr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. Dr. Casteen is on the board of directors of Altria, Inc. Dr. Casteen also is a director of a number of charitable and privately-held business entities, including ECHO 360, the Virginia Foundation for Community College Education, and the Woodrow Wilson International Center for Scholars. Dr. Casteen serves on the Board of Trustees of the Jamestown-Yorktown Foundation. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Dr. Casteen has been a member of the Board since 2011, is Chair of the Nominating Committee of the Board and currently serves as the Presiding Independent Director. Dr. Casteen holds a bachelor’s degree, master’s degree and a Ph.D. in English from the University of Virginia, as well as several honorary degrees, including degrees from the Universities of Athens (Greece) and Edinburgh (Scotland) and two community colleges in Virginia. Dr. Casteen’s record of leadership in higher education and business will help the Board in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on his experience and expertise in education leadership, educational policy, academic affairs and government affairs, Dr. Casteen should serve as a director of the Corporation.

Dr. Charlotte F. Beason is a consultant in education and health care administration. She was Executive Director of the Kentucky Board of Nursing from 2005 to 2012. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing). From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on the Board since 1996 and is a member of the Nominating Committee. She is also Chairwoman of the Strayer University Board of Trustees. Dr. Beason holds a bachelor’s degree in nursing from Berea College, a master’s degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason’s record of leadership in education, accreditation, and public administration provides the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Corporation.

Senator William E. Brock is the Founder and Chairman of the Brock Offices, a firm specializing in international trade, investment and human resources. From 1985 to 1987, Senator Brock served in the President’s Cabinet as the U.S. Secretary of Labor, and from 1981 to 1985, as the U.S. Trade Representative. Senator Brock previously served as a Member of Congress and subsequently as U.S. Senator for the State of Tennessee. Senator Brock is a member of the Board of Directors of On Assignment, Inc. and ResCare, Inc., and is a Senior Counselor and Member of the Board of Trustees of the Center for Strategic and International Studies, where he chairs the International Policy Roundtable. In the past five years, Senator Brock has also served on the Board of Directors of Catalyst Health Solutions, Inc. Senator Brock has been a member of the Board since 2001 and is a member of the Compensation Committee. He holds a bachelor’s degree in commerce from Washington and Lee University. Senator Brock’s experience as a legislator, senior Cabinet officer, and business leader provides the Board with an unparalleled understanding of the legislative and regulatory process. The Nominating Committee believes that based on his experience and expertise in public policy, government affairs, business management and corporate governance, Senator Brock should serve as a director of the Corporation.

Mr. Robert R. Grusky is the Founder and has been the Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal and Member from 2000 to 2005, and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He also serves on the Board of Directors of AutoNation, Inc. In the past five years, he has also served on the Board of Directors of AutoZone, Inc. Mr. Grusky has served on the Board since 2001 and is a member of the Audit Committee. He holds a bachelor’s degree in history from Union College and a master’s degree in business administration from Harvard University. Mr. Grusky’s keen understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board. The Nominating Committee believes that based on his experience and expertise in financial markets, capital allocation, strategic planning, accounting and audit functions, and public policy, Mr. Grusky should serve as a director of the Corporation.

Mr. Karl McDonnell was named Chief Executive Officer in May 2013 and has served as President and Chief Operating Officer since 2006. Mr. McDonnell served as Chief Operating Officer of InteliStaf Healthcare, Inc., one of the nation’s largest privately-held healthcare staffing firms. Prior to his tenure at InteliStaf, he served as Vice President of the Investment Banking Division at Goldman, Sachs & Co. Mr. McDonnell has held senior management positions with several Fortune 100 companies, including The Walt Disney Company. Mr. McDonnell has served on the Board since 2011. Mr. McDonnell holds a bachelor’s degree from Virginia Wesleyan College and a master’s degree in business administration from Duke University. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management and human capital development, Mr. McDonnell should serve as a director of the Corporation.

Mr. Todd A. Milano is President Emeritus and Ambassador of Central Penn College, where he served as President and Chief Executive Officer from 1989 to 2012. Mr. Milano has served on the Board since 1996 and is a member of the Audit Committee and Nominating Committee of the Board. As a member of the Strayer University Board of Trustees since 1992, he has chaired the University’s Presidential Search Committees. Mr. Milano holds a bachelor’s degree in industrial management from Purdue University. Having served on the Board for more than 15 years, Mr. Milano knows the Corporation’s business, history, and culture of quality education. He is a leader in higher education and uses his experience to provide critical input into the Corporation’s operations and management. The Nominating Committee believes that based upon his experience and expertise in academic affairs, educational management, accrediting activities and organizational leadership, Mr. Milano should serve as a director of the Corporation.

Mr. G. Thomas Waite, III has been Treasurer and Chief Financial Officer of the Humane Society of the United States since 1997 and prior to that served as Controller beginning in 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is Chair of the Audit Committee, and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor’s degree in commerce from the University of Virginia and is a Certified Public Accountant. Mr. Waite is a leader in philanthropy and the non-profit sector, which is the Corporation’s indispensable partner in fulfilling our mission of providing quality education to working adults. His experience as a chief financial officer brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committees on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Corporation.

Mr. J. David Wargo has been President of Wargo and Company, Inc., an investment management company, since 1993. Mr. Wargo is a co-founder and was a Member of New Mountain Capital, LLC, from 2000 to 2008, and was a Senior Advisor there from 2008 to 2011. From 1989 to 1992, Mr. Wargo was a Managing Director and Senior Analyst of The Putnam Companies, a Boston-based investment management company. From 1985 to 1989, Mr. Wargo was a partner and held other positions at Marble Arch Partners. Mr. Wargo is also a Director of Liberty Global PLC, Liberty Broadband Corporation, Discovery Communications, Inc. and Liberty TripAdvisor Holdings, Inc. Mr. Wargo has served on the Board since 2001 and is Chair of the Compensation Committee. Mr. Wargo holds a bachelor’s degree in physics and a master’s degree in nuclear engineering, both from the Massachusetts Institute of Technology. He also holds a master’s degree in management science from the Sloan School of Management, which is the business school of the Massachusetts Institute of Technology. Mr. Wargo is an expert in markets and governance and has extensive experience in developing and managing businesses. His broad-based knowledge of transactions and investments brings to the Board strong leadership, which is further enhanced by his experience on the boards of other respected publicly traded companies. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, financial markets, capital allocation, and strategic planning, Mr. Wargo should serve as a director of the Corporation.

Director Compensation

Director compensation is designed to:

•         Ensure alignment with long-term stockholder interests;

•         Ensure the Corporation can attract and retain outstanding director candidates who meet the criteria outlined in this proxy statement;

•         Recognize the time commitments necessary to oversee the Corporation; and

•         Support the independence of thought required of a good director.

The Nominating Committee reviews non-employee director compensation regularly and resulting recommendations are presented to the full Board for discussion and approval. Current director compensation is as follows:

•         Annual Retainer. Each eligible director is paid an annual fee of $150,000. Of this amount, at least 50% (or $75,000) of the annual fee must be paid in shares of restricted stock of the Corporation. Restricted stock is issued to directors on the date of the Annual Meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting each year on the date of the Annual Meeting. Directors may choose to receive the remaining 50% of their annual retainer ($75,000) in either restricted stock or in cash, paid in quarterly installments. In the event any director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing Director has served at least five years on the Board of Directors of the Corporation.

•         Additional Fees. The Audit Committee Chair and the Presiding Independent Director receive an additional annual fee of $10,000. Members of the Audit Committee receive an additional annual fee of $5,000. The Board may also approve additional fees for other board-related service.

•         Reimbursement of Expenses. Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock should they be declared and paid in the future.

The following table sets forth compensation for each non-employee director for the fiscal year ended December 31, 2015. Messrs. Silberman and McDonnell do not receive any additional compensation for their service as directors of the Corporation. Their compensation is reflected in the “Summary Compensation Table” set forth below in this proxy statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)	Total ($)
Dr. Charlotte F. Beason	75,000	75,000	—	150,000
William E. Brock	75,000	75,000	—	150,000
Dr. John T. Casteen, III	85,000	75,000	—	160,000
Robert R. Grusky	55,000	100,000	—	155,000
Robert L. Johnson	75,000	75,000	—	150,000
Todd A. Milano	27,500	125,000	—	152,500
G. Thomas Waite, III	85,000	75,000	—	160,000
J. David Wargo	75,000	75,000	—	150,000

____________

(a)      Amounts represent the aggregate grant date fair value computation in accordance with FASB ASC Topic 718.

The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2015.

Outstanding Stock Awards Table

Name	Shares of Unvested Restricted Stock (#)
Dr. Charlotte F. Beason	3,246
William E. Brock	3,246
Dr. John T. Casteen, III	3,246
Robert R. Grusky	4,692
Robert L. Johnson	3,246
Todd A. Milano	5,670
G. Thomas Waite, III	3,246
J. David Wargo	3,246

Board Leadership Structure

Our Board is comprised of independent members, as independence is defined under the NASDAQ Listing Standards, along with our Executive Chairman and our Chief Executive Officer. The leadership structure of the Corporation has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. We operate with a Chairman of the Board separate from the Chief Executive Officer.

In 2013 Dr. Casteen was appointed Presiding Independent Director, who runs the Board in the Chairman’s absence. The Presiding Independent Director presides at meetings with the Board of Directors without the Executive Chairman and the CEO present at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Executive Chairman’s and the CEO’s performance. The Presiding Independent Director serves as the principal liaison on Board issues between the independent directors and the Executive Chairman and has the authority to:

•         Call meetings of the independent directors,

•         Ensure the quality, quantity and timeliness of information to the Board, and

•         Consult and communicate with stockholders.

Risk Oversight

The Board of Directors is ultimately responsible for the risk management of the Corporation; the CEO is the “Chief Risk Officer.” The Board reviews and approves all annual budgets, major uses of capital, major projects, and University expansion plans. Two members of the Board of Directors also serve as members of the governing body (The Board of Trustees) of the Corporation’s chief asset: Strayer University. The Board of Trustees is made up of nine trustees, including five trustees who are unaffiliated with the Corporation, two trustees who are independent members of the Corporation’s Board of Directors, one trustee who previously was an officer of the Corporation, and the President of Strayer University who serves as an ex officio member. The Board of Directors oversees, but generally defers to the University’s Board of Trustees on issues related to academic affairs and quality, including specifically, the rate of the University’s growth and expansion.

The Board and its Compensation Committee continually evaluate the Corporation’s strategy, activities and in particular compensation policies and practices to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Corporation’s compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Corporation’s executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Corporation has in place a strong culture, organization structure and compliance policies to manage effectively operational risk.

In addition, the Audit Committee oversees management of financial risk and our Code of Business Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Corporation’s corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees’ risk oversight and other activities through regular reports by each Committee Chair to the full Board of Directors.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:

Committee Memberships

Audit	Compensation	Nominating
G. Thomas Waite, Chair	J. David Wargo, Chair	Dr. John T. Casteen, III, Chair
Robert R. Grusky	William E. Brock	Dr. Charlotte F. Beason
Todd A. Milano	Robert L. Johnson	Todd A. Milano

Audit Committee.

For the year ended December 31, 2015, the Audit Committee was composed of Messrs. Waite (Chair), Milano, and Grusky. The Audit Committee met six times during 2015, including two telephonic meetings.

The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Committee performs a variety of tasks, including being directly responsible for the appointment (subject to advisory stockholder ratification), compensation and oversight of the Corporation’s independent registered public accounting firm. The Audit Committee also, among other things, reviews the Corporation’s accounting policies and reviews the Corporation’s unaudited quarterly earnings releases and periodic filings with the Securities and Exchange Commission (the “SEC”) that include financial statements, and regularly reports to the Board of Directors. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities.

The Audit Committee has a written charter, which was last amended on February 2, 2016. The Corporation will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “1934 Act”). The Board of Directors has determined that each member of the Committee qualifies as an “audit committee financial expert,” as defined by SEC rules, based on his education, experience and background.

A report of the Audit Committee is included below in this proxy statement.

Compensation Committee.

For the year ended December 31, 2015, the Compensation Committee was composed of Messrs. Wargo (Chair), Brock, and Johnson.

The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Executive Chairman, the Chief Executive Officer and other officers of the Corporation. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the Board.

The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2015 approximately $10,000 was paid to Lockton Companies, LLC to benchmark compensation for the CEO and CFO positions.  The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of the Executive Chairman and the CEO in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below. The Compensation Committee met once during 2015.

The Compensation Committee has adopted a written charter, which was last amended on February 2, 2016, and a copy of which the Corporation will provide to any person without charge, upon request. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the NASDAQ Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as “non-employee” directors as defined by SEC rules and “outside directors” as defined by the Internal Revenue Code of 1986.

Nominating Committee.

For the year ended December 31, 2015, the Nominating Committee was composed of Dr. Casteen (Chair), Dr. Beason, and Mr. Milano. The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, developing and monitoring the Corporation’s corporate governance principles, and recommending director compensation. The Nominating Committee met once during 2015.

The Nominating Committee has a written charter, which was last amended July 26, 2011, and restated on July 29, 2014. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Corporation’s website, www.strayereducation.com.

The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the NASDAQ Listing Standards.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, the Compensation Committee was composed of Messrs. Wargo (Chair), Brock, and Johnson. No member of the Compensation Committee was, during fiscal year 2015, an officer or employee of the Corporation or was formerly an officer of the Corporation, or had any relationship requiring disclosure by the Corporation as a related party transaction under applicable SEC rules. No executive officer of the Corporation served on any board of directors or compensation committee of any other company for which any of the Corporation’s directors served as an executive officer at any time during fiscal year 2015.

Attendance at Meetings and Director Independence

The Board of Directors met four times during 2015. Each director attended at least 75% of the meetings of the Board and the meetings of the Board Committees on which he or she served as a member in 2015. At each regularly scheduled meeting of the Board, the independent directors met in executive session. The Board’s Presiding Independent Director, currently Dr. Casteen, presides at these executive sessions. The Corporation encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All directors attended last year’s meeting, including some who participated telephonically.

The Board of Directors consists of a majority of independent directors, as independence is defined under the NASDAQ Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Messrs. Silberman and McDonnell, are independent under these standards.

Code of Business Conduct

The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable NASDAQ requirements. The Code of Business Conduct was last amended on February 2, 2016, and includes, among other things, provisions prohibiting employees from: insider trading; investing in Corporation-based derivative securities, including options, warrants or similar rights whose value is derived from the value of an equity security; short selling the Corporation’s securities; and trading in the Corporation’s securities on a short-term basis. The Corporation will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Daniel W. Jackson, Executive Vice President and Chief Financial Officer, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strayereducation.com. In the event that the Corporation makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Corporation’s principal executive officer, principal financial officer, principal accounting officer, controller or certain other senior officers and requires disclosure under applicable SEC rules, the Corporation intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Corporation’s website, www.strayereducation.com or, as required by NASDAQ, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.

Stockholder Communication with Directors

The Corporation has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Viet D. Dinh, Corporate Secretary, Strayer Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Corporation’s common stock or (ii) have beneficially owned more than 1% of the Corporation’s common stock for at least one year will be forwarded to the Board without prior review. In addition, Stockholder-Board communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Corporation and, if determined to be appropriate communications, will be forwarded to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

The 1934 Act requires the Corporation’s directors, executive officers and 10% stockholders to file reports of beneficial ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, and upon written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2015, all such filing requirements were met.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the ownership of the Corporation’s common stock as of March 4, 2016 (except as otherwise indicated), by each person known by management of the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Corporation’s common stock, each of the Corporation’s directors and director nominees, its Executive Chairman, CEO, and three other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Corporation. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding on the record date plus those common stock equivalents and exercisable options held by the applicable beneficial owner.

Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Options Currently Exercisable or Exercisable within 60 days	Total	Percentage Owned
Stockholders:
T Rowe Price Associates, Inc.(b)	1,984,435	0	1,984,435	17.8%
The Vanguard Group, Inc.(c)	1,225,819	0	1,225,819	11.0%
BlackRock Institutional Trust Company, N.A.(d)	1,056,443	0	1,056,443	9.5%
Goodnow Investment Group, LLC(e)	578,480	0	578,480	5.2%
Directors:
Robert S. Silberman	271,756	100,000	371,756	3.2%
Dr. Charlotte F. Beason	11,346	0	11,346	*
William E. Brock	5,727	0	5,727	*
Dr. John T. Casteen, III	6,445	0	6,445	*
Robert R. Grusky	10,383	0	10,383	*
Robert L. Johnson	14,374	0	14,374	*
Karl McDonnell	181,986	0	181,986	1.6%
Todd A. Milano	16,820	0	16,820	*
G. Thomas Waite, III	9,937	0	9,937	*
J. David Wargo	7,896	0	7,896	*
Named Executive Officers:
Mark C. Brown(f)	34,472	0	34,472	*
Daniel W. Jackson	39,168	0	39,168	*
Brian W. Jones	31,312	0	31,312	*
Rosemary J. Rose	53,363	0	53,363	*
All Executive Officers and Directors (16 persons)	735,425	100,000	835,425	7.4%

____________

*         represents amounts less than 1%

(a)      For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock, which the holder is entitled to vote, and restricted stock units.

(b)      Based on a Schedule 13G/A filed with the SEC on February 9, 2016. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Value Fund, Inc. (which owns 1,570,100 shares, representing 14.1% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address is: 100 E. Pratt Street, Baltimore, Maryland 21202.

(c)      Based on a Schedule 13G/A filed with the SEC on February 10, 2016. The address of The Vanguard Group Inc. is: 100 Vanguard Blvd., Malvern, PA 19355.

(d)      Based on a Schedule 13G/A filed with the SEC on January 27, 2016. The address of BlackRock, Inc. is: 40 East 52nd Street, New York, New York 10022.

(e)      Based on a Schedule 13G filed with the SEC on February 11, 2016. The address of Goodnow Investment Group, LLC is: 9 Old King’s Highway South, Darien, CT 06820.

(f)       Mr. Brown retired from the Corporation effective March 1, 2015.

EXECUTIVE COMPENSATION

The following discussion summarizes our executive compensation program for our named executive officers (“NEOs”).  For 2015, our NEOs were:

NEO	Title
Robert S. Silberman	Executive Chairman
Karl McDonnell	Chief Executive Officer & Director
Daniel W. Jackson	Chief Financial Officer
Mark C. Brown(a)	Former Chief Financial Officer
Brian W. Jones	President, Strayer University
Rosemary J. Rose	Chief Operating Officer, Strayer University

____________

(a)      Mr. Brown retired from the Corporation effective March 1, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Corporation’s executive compensation program is designed to drive performance and align the long-term interests of management and our stockholders.  Academic quality is the cornerstone of this program, and ultimately advances all other key metrics.  The Corporation’s policies on compensation, consistent with Department of Education regulations, seek to reward achievement of financial and academic goals, both of which are driven by the success of our academic programs.  The following chart highlights key policies and objectives behind the Corporation’s development, review, and approval of NEO compensation:

COMPENSATION OBJECTIVES
Align Interests

The Corporation seeks to align the thinking of our executives and directors with those of our students, and ultimately our stockholders. Focusing on the student experience and ensuring academic quality increases the value of our Corporation. The Corporation also aligns long term interests by requiring share ownership for all Board members and executives at the Senior Vice President level and above.

Attract and Retain Talent

The Corporation sets compensation at levels sufficient to attract and retain highly qualified and productive personnel. There are three major components of overall compensation: salary, profit share, and equity grants. In order to better pay for performance, the Committee generally sets target salary at or below the midpoint of comparable companies, and profit sharing targets (both cash and equity) at or above the midpoint of comparable companies.

Align Compensation to Performance

In making decisions on whether, and at what level, a profit sharing plan should be funded, the Compensation Committee looks at whether the Corporation met certain performance objectives determined annually by the Board of Directors. These objectives consist of both quantitative financial metrics (comprising up to 75% of target payout) and qualitative academic metrics (comprising up to 25% of target payout). The Compensation Committee sets threshold, target, and maximum levels, which achieve a 50%, 100%, and 150% potential target payout, respectively. Generally, we consider targets within a range of achievement, with ranges dependent on the metric involved.

The Corporation increases value and accountability through the following best practices:

WHAT WE DO	WHAT WE DO NOT DO
✓ Limit discretion by setting clear quantitative metrics for executive compensation	X No compensation decisions for our NEOs without oversight of independent directors
✓ Set CEO compensation where at least 50% of target annual compensation is performance-based	X No hedging or other investments in derivatives of the Corporation
✓ Use a representative and relevant peer group to guide compensation	X No excise tax gross-ups upon change in control
✓ Include double trigger change-in-control vesting provisions for equity awards	X No stock option re-pricing
✓ Clawback profit sharing and equity grants based on performance metrics that were incorrectly calculated or for misconduct leading to a restatement	X No perquisites
✓ Mitigate risk through an executive compensation program that discourages inappropriate risk taking	X No executive pensions or supplemental executive retirement plan (SERP)

Compensation Policies and Objectives

In accordance with the Compensation Committee charter, the Corporation employs the following general policies in determining executive compensation:

•         The Corporation believes that compensation of the Corporation’s key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and encourage and reward superior performance.

•         It is the policy of the Corporation that the three primary components of the Corporation’s compensation package for officers (salary, profit share, and equity grants) be considered in the aggregate. In other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package, even if one individual component is larger or smaller than industry average.

•         Consistent with Department of Education regulations, the Corporation seeks to reward achievement of specific corporate goals by executing a profit sharing plan for the Corporation’s senior officers, some of which is paid in cash, and the rest in some form of stock-based compensation with a required vesting period.

•         The criteria used by the Compensation Committee in deciding whether, or at what level, a profit sharing plan should be funded in any year is whether the Corporation met certain performance objectives set annually by the Board. The Compensation Committee makes these assessments based on the Corporation’s annual financial statements, which are audited by the Corporation’s independent auditing firm, PricewaterhouseCoopers LLP. Each year the corporate objectives used to determine profit sharing eligibility for executives are chosen by the Board of Directors from criteria which were approved by the stockholders of the Corporation. Criteria were approved most recently by stockholders at its annual meeting on May 5, 2015.

•         One of the Corporation’s guiding principles is that officers and directors think like owners. To this end, the Corporation adopted a requirement that within three years of hiring, promotion or being appointed to the Board, senior officers and members of the Board of Directors own shares equal to the amounts shown in the table below.  The Board reviews compliance with this policy consistent with historic share ownership, market price fluctuations, and other factors.

Title	Required Share Ownership
Executive Chairman	5x Annual Salary
Chief Executive Officer	5x Annual Salary
Chief Operating Officer	4x Annual Salary
Executive Vice President	3x Annual Salary
Senior Vice President	2x Annual Salary
Board of Directors	3x Annual Retainer

•         In determining compensation levels at the Corporation, the Compensation Committee compares executive compensation at the Corporation to that of eleven other publicly traded companies which own education assets. These companies are: American Public Education, Inc., Apollo Education Group, Bridgepoint Education, Capella Education Company, Career Education Corporation, DeVry Education, Grand Canyon Education, Inc., ITT Educational Services, Inc. K12, Inc., Lincoln Education Services, and Universal Technical Institute. The Compensation Committee also compares executive compensation at the Corporation to similarly sized companies by revenue, market capitalization, and growth profile which are in other industries.

•         The Compensation Committee generally tries to set salary targets at or below the midpoint of comparable companies. However, the Compensation Committee tries to set profit sharing targets (both cash and equity) at or above the midpoint of comparable companies. If, in the Board’s judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead will make reasoned judgments to lower the Corporation’s executive compensation to levels it deems more appropriate.

Stockholder Outreach

The Corporation values our stockholders’ opinions on the effectiveness of our compensation program.  At the 2015 Annual Meeting of Stockholders, approximately 78% of the votes cast were cast in favor of the advisory resolution to approve the 2014 compensation for the Corporation’s named executives. The Corporation believes this vote generally reflected stockholder approval of its overall pay practices and the absence of any practices that stockholders consider problematic. Nevertheless, the Corporation took a number of steps to ensure that our compensation program meets stockholders’ expectations:

•         Engaged stockholders to receive more feedback on our compensation program.

•         Provided more visibility into the actual performance objectives established by the Board.

•         Provided additional disclosures regarding the objectives and targets used to make determinations on compensation.

•         Revised our relevant peer group to guide compensation decisions.

•         Instituted a robust clawback provision applicable to both profit share and equity grants.

Accordingly, while the Compensation Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2015, the Corporation has included additional disclosures on 2015 compensation targets and performance for our Chief Executive Officer and NEOs (see “2015 Compensation Decisions” below).  The Compensation Committee values stockholder feedback provided through the vote and stockholder outreach, and will continue to consider the results of the vote and these views in the future.

Who Determines Compensation?

Each year the Corporation’s Board of Directors sets a number of goals and objectives, including both financial and academic criteria.  Of these, the Compensation Committee may designate certain quantitative and qualitative goals to form the basis of pay-for-performance determinations with the quantitative financial metrics comprising up to 75% of performance-based pay and the qualitative academic metrics, although no less important, comprising up to 25% of such pay.  For the quantitative goals, the Compensation Committee sets goals within a range of achievement towards the target which will result in a 100% target performance payout.   If actual performance is below the range but at the threshold level, target profit share is cut by 50% and the Compensation Committee retains discretion to reduce such pay even further.  For example, in past years including in 2012, the Corporation did not pay any profit share because the Corporation missed its goals and objectives.  If actual performance is above the range at the maximum level, the Compensation Committee may, but is not required to, compensate at 150% of target.

In accordance with the Compensation Committee charter, compensation for the Corporation’s Executive Chairman and its CEO is determined by the Compensation Committee subject to approval of the Corporation’s Board of Directors (excluding the Executive Chairman and the CEO, who are also directors). In making its determination on Executive Chairman and CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:

•         The Corporation’s achievement of annual goals and objectives, both quantitative and qualitative, set by the full Board of Directors in the preceding year,

•         The long term performance of the Corporation, and

•         CEO compensation level at comparable companies.

For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:

•         Performance of the executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board in the preceding year,

•         Executive compensation level at comparable companies, and

•         The recommendations of the Executive Chairman and the CEO.

The Executive Chairman and the CEO provide recommendations for executive officer compensation (other than themselves) to the Compensation Committee based on a review and analysis of each officer’s performance and contributions to the Corporation. While the Compensation Committee considers the recommendations of the Executive Chairman and the CEO with respect to these elements of compensation, the Compensation Committee independently evaluates the recommendations for purposes of making its recommendations to the full Board.

The Compensation Committee meets in the beginning of each year to review financial performance, to consider profit sharing with respect to the just completed fiscal year, to consider equity awards, and to determine executive officer salaries with respect to the next fiscal year. The Committee meets from time to time during the year as may be required to address compensation and equity grant issues associated with new officer hires and director appointments, as well as, if applicable, making equity grants as long-term compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

Identification and Analysis of 2015 Compensation Programs

During 2015, the Corporation’s executive compensation program included salary, profit sharing and long-term compensation in the form of restricted stock awarded under the Corporation’s 2015 Equity Compensation Plan.

•         Salary — Salaries for executives other than the Executive Chairman and the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the Executive Chairman and the CEO. The Executive Chairman’s and the CEO’s salaries are specified in their employment agreements (see “Employment Agreements with Mr. Silberman and Mr. McDonnell” and “Potential Payments upon Termination or Change in Control” sections below), and are annually reviewed and approved by the Compensation Committee and the full Board of Directors.

•         Profit Sharing — The profit sharing plan for our named executives and other senior executives is funded each year by our Board of Directors upon the recommendation of the Compensation Committee of the Board. In determining whether to recommend such profit sharing, the Compensation Committee determines whether the Corporation has achieved its annual corporate objectives for the year.

As befits a Corporation whose main operating asset is a 124-year old University holding the highest possible academic accreditation, these annual corporate objectives include a number of academic measures, as well as non-financial operational targets and financial measures.  Of course, even if the Corporation achieves all of its academic, operational, and financial objectives in a given year, in the event of any breach in regulatory, legal, or ethical business standards, the Compensation Committee would eliminate the payment of cash profit sharing for that year.

The Board does not consider movements of the stock price of the Corporation during the year in determining annual compensation. The Board strongly feels that management’s responsibility is to create an enduring increase in the long-term value of the Corporation. By achieving its annual corporate objectives, the Board feels management will necessarily increase the long-term value of the Corporation, and generate sustainable long term increases in stockholders’ value. Each year the Board selects those annual corporate objectives from among criteria which were approved by the stockholders of the Corporation.  For 2015, the objectives were chosen from those approved at the Corporation’s annual meeting on April 26, 2011.  Those objectives were again approved by stockholders in May of 2015 as part of the 2015 Equity Compensation Plan, which amended and restated the 2011 Plan.  While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific cash profit share amount being paid to our named executive officers. In determining the goals, the Board sets the targets at levels that are realistic, but not certain.

The target profit share in cash for the Executive Chairman and the Chief Executive Officer is 125% of salary and varies for other officers and employees.  See “Summary Compensation” and “2015 Compensation Decisions” for more information regarding profit sharing awards for 2015.

•         Equity-based Compensation Programs — As discussed above, the Corporation believes it should, subject to achievement of certain academic, operational, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers with stockholders.

Equity awards under this program are only made after the Compensation Committee and full Board of Directors have completed their analysis of both corporate and individual performance described in the previous section on profit sharing. For our Chief Executive Officer, we feel that at least 50% of his or her target total annual compensation should be performance-based in the form of equity grants of restricted stock with at least a four year cliff vest.

We view our equity as very valuable and are reluctant to issue it. This means that we only grant restricted stock or stock options to employees and directors as compensation when we believe we are getting fair value (in terms of their service) in return.

Our restricted stock agreements with employees contain clawback provisions. If the Corporation is required to prepare an accounting restatement due to the material noncompliance of the Corporation, as a result of misconduct, with any financial reporting requirement and the employee engaged in that misconduct knowingly failed to prevent the misconduct or was grossly negligent in preventing the misconduct, the employee is required to reimburse the Corporation the amount of payment in settlement of the award earned or accrued during the 12-month period following the filing of the financial document that contained information affected by the material noncompliance. In addition, if the Corporation is required to prepare an accounting restatement, then the employee must forfeit any cash or stock received in connection with the award if any amount of the award was explicitly based on the achievement of pre-established performance goals that were later determined, as a result of the accounting restatement, not to have been achieved.

•         Perquisites and Other Personal Benefits — The Corporation does not offer any perquisites. The Corporation does reimburse relocation expenses including tax gross-ups, when applicable. This benefit is offered to officers hired from a different location to encourage prospective executives to relocate.

•         Employment Agreements with Mr. Silberman and Mr. McDonnell — Robert S. Silberman, the Corporation’s Executive Chairman, has an employment agreement with the Corporation which had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extended for successive one-year periods unless either the Corporation or Mr. Silberman provided timely notice to the contrary. Mr. Silberman’s employment agreement was amended on May 2, 2013, in connection with his transition from Chief Executive Officer to Executive Chairman, and then again in April 24, 2014. Under the agreement, as amended, Mr. Silberman’s term of employment is six years, and is renewable thereafter for one year terms unless the Corporation or Mr. Silberman provides notice otherwise. The amended agreement provides for a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target profit share of at least 125% of base salary, for each of the fiscal years during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board. In the event of termination without cause, the employment contract also provides for the payment of three years base salary, three years of medical benefits, and all stock awards shall immediately vest.  The employment agreement provides for a double trigger change of control termination clause, wherein if Mr. Silberman’s termination is without cause within six months of the effective date of the change of control or there occurs a material reduction in Mr. Silberman’s authority, function, duties or responsibilities which causes Mr. Silberman’s resignation within six months of the change of control, he is entitled to the same payments and benefits as in a termination without cause, plus an amount equal to three times the latest annual profit share award paid to him prior to the event of termination. Mr. Silberman is not entitled to a gross-up payment for any excise taxes imposed on termination payments.

The Corporation also entered into an employment agreement on May 2, 2013 with Karl McDonnell, in connection with his promotion to Chief Executive Officer (he did not previously have an employment agreement), and amended that agreement on April 24, 2014. Under the employment agreement, as amended, Mr. McDonnell’s term of employment is six years and is renewable thereafter for one year terms unless the Corporation or Mr. McDonnell provides notice otherwise. Under the agreement Mr. McDonnell will receive a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. McDonnell is also eligible to receive a target profit share of 125% of base salary for each fiscal year during which he is employed, upon meeting certain corporate and financial goals annually approved by the Board.  In addition, Mr. McDonnell’s employment agreement provides for an annual restricted share grant, conditioned upon applicable performance criteria as may be established by the Compensation Committee and with a four-year cliff vest, with a target value equivalent to $2,000,000, awarded at each annual meeting.  Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments, and his employment agreement contains a double trigger termination clause identical to the clause in Mr. Silberman’s employment agreement, discussed above.

•         Retirement and Deferred Compensation Plans — The Corporation maintains a retirement plan (the “401(k) Plan”) intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers all eligible full-time and part-time employees of the Corporation of at least 21 years of age. The Corporation, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2015, the Corporation matched 50% of employee deferrals up to a maximum of 3% of the employee’s annual salary. The Corporation offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. The Corporation also maintains an Employee Stock Purchase Plan (the “Employee Purchase Plan”). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Corporation, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Corporation offers this plan to encourage stock ownership by its employees.

2015 Compensation Decisions

The compensation policies and objectives outlined above formed the basis for the Compensation Committee’s recommendation, and the Board’s determination, of 2015 compensation for the Chief Executive Officer and the NEOs, and compensation reflected a pay for performance philosophy based on corporate and personal achievements in 2015.

Salary:  As in years past and consistent with our pay policy and objectives, the salary for our Chief Executive Officer in 2015 was well below the average of our peer companies.  Likewise, salaries for other named executive officers were at or below the midpoint.   In 2015, as he has each year since 2008, Mr. Silberman declined his contractual increase in salary. For 2015, Mr. McDonnell also declined his contractual increase in salary as he had in 2014.  As a result, both executives’ salaries remained the same as in 2014.  The salaries of Mr. Jackson and Mr. Jones increased in 2015 over 2014 by approximately 20%, due to their appointments in 2015 to Chief Financial officer, and Strayer University President, respectively.  Ms. Rose, who was promoted to the position of Chief Operating Officer of Strayer University in 2015, received a salary increase of approximately 8%.

Profit Sharing:  For 2013 and thereafter our Board adopted a cash profit sharing plan for our senior officers which provides for a portion of pretax operating income to be allocated among the top officers of the University and Corporation, assuming the satisfactory achievement of the Corporation’s annual objectives.   At the start of each year, the Compensation Committee exercises its pay discretion by setting specific goals upon which to evaluate pay-for-performance in the upcoming year.  These goals are comprised of quantitative financial objectives, which account for 75% of the pay-for-performance evaluation, and qualitative academic measures, which account for the remaining 25%.  In turn, the Compensation Committee sets a range of quantitative metrics which, if met, would yield a 100% payout of profit share targets, a threshold range which would yield a 50% payout, and a maximum range that would yield a payout at 150% of target levels.

For 2015, the Compensation Committee set quantitative financial objectives for Revenue, EBIT, and Net Income, (with each metric weighted equally); and qualitative academic objectives including launching a 2-year bachelor’s completion program for registered nurses and maintaining academic and financial metrics to comply with Federal regulatory requirements such as cohort default rates and 90/10.

After the conclusion of the fiscal year, the Compensation Committee evaluated the achievement of both the quantitative metrics and the qualitative goals, and having determined that all had been met at target levels, awarded cash profit share at the target payout amount for the CEO, Executive Chairman, and the other NEOs.  The below chart shows the breakdown of the financial goals and objectives for 2015 upon which the Compensation Committee made its pay-for-performance determinations for our CEO and NEOs:

Measure	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 150% Payout	2015 Results
Revenue (in thousand $)	25%	$409,000	$420,000 – 464,000	$475,000	$434,437
EBIT (in thousand $)	25%	$64,250	$66,000 – 73,000	$74,750	$69,698
Net Income (in thousand $)	25%	$36,500	$37,500 – 41,500	$42,500	$40,023

In addition, the Compensation Committee determined that the Corporation met or exceeded all of its qualitative academic objectives (comprising 25% of the weighted payout), including the successful launch of an RN-BSN program, a cohort default rate of 11.6% (below the national average for all colleges and universities), and a 90/10 rate of 73% for 2014.  As such, the Compensation Committee awarded the Corporation’s senior officers a full profit share.

Based on this information, coupled with the evaluation of individual performance during the course of the year, the Compensation Committee made the following payouts:

	Annual Target as a Percentage of Base Salary	2015 Target Award Opportunity	2015 Actual Award	Percent of Target Paid Based on Performance
Robert S. Silberman	125%	$831,250	$835,000	126%
Karl McDonnell	125%	$831,250	$835,000	126%

Equity-based Compensation: The Corporation views its equity as very valuable, and is reluctant to issue it.  In any given year equity grants will generally not be awarded if the Corporation fails to achieve the quantitative and qualitative goals as outlined above, but neither does the achievement of those goals dictate that grants must be made.  Instead, the Compensation Committee determines the grant of equity for NEOs, and at what level, based on the NEOs contributions to having achieved those corporate goals, coupled with the Corporation’s desire to retain, motivate, and align the interests of those key executive officers with stockholders’ interest.

In May 2015, the Board awarded Mr. McDonnell a restricted share equity grant of $2,000,000 (his target level), which shall vest in four years and is subject to the achievement of performance criteria established by the Compensation Committee, in accordance with his employment agreement.   Mr. Jackson, who was elevated to Chief Financial Officer in March of 2015, received a grant of $500,000 which cliff-vests after four years.  Ms. Rose, who was elevated to Executive Vice President of Operations in 2014 and then named Chief Operating Officer of Strayer University in 2015, was awarded a $2,000,000 grant in recognition of her past performance and for future retention purposes, which cliff-vests after four years subject to satisfaction of performance criteria.

Recoupment Policy

The Corporation has adopted a Recoupment Policy that requires each executive officer, as so designated under Rule 3b-7 of the Securities Exchange Act of 1934, as amended, to acknowledge and agree that any award, including all cash profit sharing compensation or equity-based compensation, will be repaid should a “Triggering Event” occur.  A Triggering Event is defined in the Recoupment Policy as a decision by the Audit Committee to effect an accounting restatement of the Corporation’s previously published financial statements caused by material non-compliance by the Company with any financial reporting requirement due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer, or a decision by the Compensation Committee that one or more performance metrics used for determining  previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

Impact of Tax and Accounting Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the three other highest compensated executive officers (other than the chief financial officer). Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, the Corporation’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determination as to the most appropriate methods and approaches for the design and delivery of compensation to the Corporation’s executive officers.

Summary Compensation

The following table sets forth all compensation awarded to the Corporation’s named executive officers for the fiscal years ended December 31, 2013, 2014, and 2015.

Summary Compensation Table

	Year	Salary	Cash Profit Share(a)	Stock Awards(b)	Option Awards(b)	All Other Compensation(c)	Total
Robert S. Silberman,	2015	$665,000	$835,000	$—	$—	$3,975	$1,503,975
Executive Chairman	2014	$665,000	$835,000	$—	$—	$3,900	$1,503,900
	2013	$665,000	$535,000	$—	$2,209,000	$3,825	$3,412,825

Karl McDonnell,	2015	$665,000	$835,000	$2,000,000	$—	$3,975	$3,503,975
Chief Executive Officer &	2014	$665,000	$835,000	$2,000,000	$—	$3,900	$3,503,900
Director	2013	$582,000	$535,000	$2,000,000	$—	$3,825	$3,120,825

Daniel W. Jackson,	2015	$312,500	$225,000	$500,000	$—	$3,975	$1,041,475
Executive Vice President &	2014	$260,000	$120,000	$150,000	$—	$3,900	$533,900
Chief Financial Officer(d)	2013	$235,000	$65,000	$1,000,000	$—	$3,825	$1,303,825

Mark C. Brown,	2015	$55,246	$—	$—	$—	$1,063	$56,309
Former Executive	2014	$342,000	$517,000	$—	$—	$3,900	$862,900
Vice President & Chief Financial Officer(d)	2013	$342,000	$175,000	$1,500,000	$—	$3,825	$2,020,825

Brian W. Jones,	2015	$360,577	$250,000	$—	$—	$—	$610,577
President, Strayer	2014	$300,000	$100,000	$250,000	$—	$—	$650,000
University(e)	2013	$260,000	$100,000	$750,000	$—	$—	$1,110,000

Rosemary J. Rose,	2015	$325,000	$225,000	$2,000,000	$—	$3,975	$2,553,975
Chief Operating Officer,	2014	$300,000	$225,000	$200,000	$—	$210,369	$935,369
Strayer University	2013	$250,000	$100,000	$500,000	$—	$14,434	$864,434

____________

(a)      The Cash Profit Share reported in this column was earned in fiscal years 2015, 2014, and 2013 and paid in fiscal years 2016, 2015, and 2014, respectively.  See “Profit Sharing” discussion above for additional detail.

(b)      The amounts shown in the columns above reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The value of any dividends paid by the Corporation is assumed to be included in the grant date fair value of each award.

(c)      See “Supplemental All Other Compensation Table” below for additional detail.

(d)      Mr. Jackson assumed the role of Executive Vice President and Chief Financial Officer upon Mr. Brown’s retirement, which was effective March 1, 2015.

(e)      Mr. Jones was appointed Interim University President on March 16, 2015 and was appointed University President on June 26, 2015.

In 2015, All Other Compensation is comprised of the Corporation’s match of contributions to a 401(k) plan only. The table below sets forth this information by named executive officer for the fiscal years ended December 31, 2013, 2014, and 2015.

Supplemental All Other Compensation Table

	Year	Corporation’s 401(k) Match	Other		Total All Other Compensation
Robert S. Silberman,	2015	$3,975	$—		$3,975
Executive Chairman	2014	$3,900	$—		$3,900
	2013	$3,825	$—		$3,825

Karl McDonnell,	2015	$3,975	$—		$3,975
Chief Executive Officer & Director	2014	$3,900	$—		$3,900
	2013	$3,825	$—		$3,825

Daniel W. Jackson,	2015	$3,975	$—		$3,975
Executive Vice President &	2014	$3,900	$—		$3,900
Chief Financial Officer	2013	$3,825	$—		$3,825

Mark C. Brown,	2015	$1,063	$—		$1,063
Former Executive Vice President &	2014	$3,900	$—		$3,900
Chief Financial Officer	2013	$3,825	$—		$3,825

Brian W. Jones,	2015	$—	$—		$—
President, Strayer University	2014	$—	$—		$—
	2013	$—	$—		$—

Rosemary J. Rose,	2015	$3,975	$—		$3,975
Chief Operating Officer, Strayer University	2014	$3,900	$206,469	(a)	$210,369
	2013	$3,737	$10,697	(b)	$14,434

____________

(a)      Ms. Rose received $206,469 in 2014 related to her relocation, of which $56,469 was for tax gross-ups.

(b)      Imputed income related to tuition benefits.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to the Corporation’s named executive officers for the fiscal year ended December 31, 2015.

Grants of Plan-Based Awards Table

Name	Grant Date	All Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)	Vesting Date
Robert S. Silberman,	n/a	—	—	n/a
Executive Chairman

Karl McDonnell,	5/5/15	40,867(a)	2,000,000	5/5/19
Chief Executive Officer & Director

Daniel W. Jackson,	2/4/15	7,128(b)	500,000	2/4/19
Executive Vice President & Chief Financial Officer

Mark C. Brown,	n/a	—	—	n/a
Former Executive Vice President & Chief Financial Officer

Brian W. Jones,	n/a	—	—	n/a
President, Strayer University

Rosemary J. Rose,	2/4/15	28,510(b)	2,000,000	2/4/19
Chief Operating Officer, Strayer University

____________

(a)      This award of restricted stock vests 100% on May 5, 2019, subject to satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $48.94 on the date of this award.

(b)      These awards of restricted stock vest 100% on February 4, 2019. Ms. Rose’s award is subject to satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $70.15 on the date of these awards.

Outstanding Equity Awards at Fiscal Year-End

The following tables set forth outstanding option and stock awards of the Corporation’s named executive officers as of December 31, 2015.

Outstanding Option Awards Table at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Grant Date	Option Exercise Price ($)	Option Full Vesting Date	Option Expiration Date	Market Value of Stock Options at 12/31/15 ($)
Robert S. Silberman,	100,000	2/15/13	$51.95	2/15/15	2/14/21	$817,000	(a)
Executive Chairman

Karl McDonnell,	—	—	—	—	—	—
Chief Executive Officer & Director

Daniel W. Jackson,	—	—	—	—	—	—
Executive Vice President & Chief Financial Officer

Mark C. Brown,	—	—	—	—	—	—
Former Executive Vice President & Chief Financial Officer

Brian W. Jones,	—	—	—	—	—	—
President, Strayer University

Rosemary J. Rose,	—	—	—	—	—	—
Chief Operating Officer, Strayer University

____________

(a)      The Corporation’s closing stock price of $60.12 on December 31, 2015 was compared to the option exercise price of $51.95 to determine the market value of these stock options at December 31, 2015.

Outstanding Stock Awards Table at Fiscal Year-End

Name	Restricted Stock/ Restricted Stock Unit Award Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock at 12/31/15 That Have Not Vested ($)	Restricted Stock Vesting Date
Robert S. Silberman,	3/22/13	200,000	(a)	12,024,000	2/10/19
Executive Chairman

Karl McDonnell,	2/14/12	6,491	(b)	390,000	2/14/17
Chief Executive Officer & Director	5/2/13	43,659	(c)	2,625,000	5/2/17
	5/6/14	46,674	(d)	2,806,000	5/6/18
	5/5/15	40,867	(e)	2,457,000	5/5/19

Daniel W. Jackson,	2/14/12	1,298	(b)	78,000	2/14/17
Executive Vice President &	2/12/13	16,057	(f)	965,000	2/12/18
Chief Financial Officer	2/19/14	4,458	(g)	268,000	2/19/18
	2/4/15	7,128	(h)	429,000	2/4/19

Mark C. Brown	2/14/12	4,327	(b)	260,000	2/14/17
Former Executive Vice President & Chief Financial Officer	2/12/13	24,085	(f)	1,448,000	2/12/18

Brian W. Jones,	2/12/13	12,042	(f)	724,000	2/12/18
President, Strayer University	2/19/14	7,429	(g)	447,000	2/19/18

Rosemary J. Rose,	2/14/12	1,298	(b)	78,000	2/14/17
Chief Operating Officer, Strayer University	2/12/13	8,028	(f)	483,000	2/12/18
	2/19/14	5,944	(g)	357,000	2/19/18
	2/4/15	28,510	(h)	1,714,000	2/4/19

____________

(a)      This award of restricted stock units vests 100% on February 10, 2019, subject to the satisfaction of certain performance criteria. Originally awarded as restricted stock, the award was converted to restricted stock units in 2013, and the receipt of which is deferred until retirement or other termination of employment. In connection with his appointment as Executive Chairman, the Company modified the performance criteria of these restricted stock units to focus on academic accreditation and regulatory compliance.

(b)      These awards of restricted stock vest 100% on February 14, 2017. The Corporation’s closing price of common stock was $115.55 on the date of these awards.

(c)      This award of restricted stock vests 100% on May 2, 2017, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $45.81 on the date of this award.

(d)      This award of restricted stock vests 100% on May 6, 2018, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $42.85 on the date of this award.

(e)      This award of restricted stock vests 100% on May 5, 2019, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $48.94 on the date of these awards.

(f)       These awards of restricted stock vest 100% on February 12, 2018, subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $62.28 on the date of these awards.

(g)      These awards of restricted stock vest 100% on February 19, 2018. The Corporation’s closing price of common stock was $33.65 on the date of these awards.

(h)      These awards of restricted stock vest 100% on February 4, 2019. Ms. Rose’s award is subject to the satisfaction of certain performance criteria. The Corporation’s closing price of common stock was $70.15 on the date of these awards.

Option Exercises and Stock Vested Table

None of the named executive officers exercised stock options or had stock awards vest during the fiscal year ended December 31, 2015.

Potential Payments upon Termination or Change in Control

Mr. Silberman and Mr. McDonnell are the only named executive officers with employment contracts, and both agreements provide for a double-trigger change of control termination clause. In the event that Mr. Silberman is terminated by the Corporation without cause, he is entitled to receive a lump sum payment of three years’ salary, which would currently total $2.0 million, and all stock awards shall immediately vest. If Mr. Silberman is terminated without cause within six months of a change of control, or there occurs a material reduction in his authority, function, duties or responsibilities which cause his resignation within six months of a change of control, Mr. Silberman is entitled to receive a lump sum payment of three times his annual salary plus three times his latest previous annual profit share award actually paid. (A change in control is defined in the contract as acquisition of more than 50% of the voting stock of the Corporation or the acquisition of combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Corporation, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Corporation.) Consistent with the agreement with Mr. Silberman in effect since 2001, Mr. Silberman is entitled to three years of medical benefits following termination (estimated cost of $45,000). Mr. Silberman is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Corporation for six years after his termination of employment and requires Mr. Silberman to keep confidential the Corporation’s proprietary information.

In the event that Mr. McDonnell is terminated by the Corporation without cause, he is entitled to receive a lump sum payment of three years’ salary (which would currently total $2.0 million), three years’ medical benefits, and all restricted stock awards shall immediately vest unless provided otherwise in the agreement applicable to such restricted awards.  If Mr. McDonnell is terminated without cause within six months of a change of control, or there occurs a material reduction in his authority, function, duties or responsibilities which cause his resignation within six months of a change of control, Mr. McDonnell is entitled to the same payments and benefits as in a termination without cause, plus three times his latest previous annual profit share award actually paid. (A change in control is defined in the same manner as in Mr. Silberman’s employment agreement.) Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. McDonnell from competing with the Corporation for six years after his termination of employment and requires Mr. McDonnell to keep confidential the Corporation’s proprietary information.

For all named executive officers, stock options and restricted stock awards made prior to 2013 vest immediately upon the occurrence of a change in control of the Corporation as defined in their respective stock option or restricted stock agreements. Change in control is defined in substantially the same way as in Mr. Silberman’s contract. For any stock options and restricted awards made in 2013 and thereafter, the options and awards vest in connection with a change in control only if such change in control results in termination, defined as (1) termination of employment by the Corporation without cause within six months of the effective date of the change in control or (2) the occurrence of a material reduction in the officers’ authority, functions, duties or responsibilities which causes the executives’ resignation from the Corporation within six months of the effective date of the change in control.

The valuation of the acceleration that would have been made for stock-based awards had there been a change in control at the closing price of $60.12 of the Corporation’s common stock at December 31, 2015 is set forth below. Awards made prior to 2013 would accelerate with only a change in control, and those made in 2013, 2014, and 2015 would accelerate with a change in control plus a termination or constructive termination.

Name	Value Realized Upon Vesting Due to Change in Control ($)	Value Realized Upon Vesting Due to Change in Control with Termination ($)
Robert S. Silberman	—	12,841,000
Karl McDonnell	390,000	8,278,000
Daniel W. Jackson	78,000	1,740,000
Mark C. Brown	260,000	1,708,000
Brian W. Jones	—	1,171,000
Rosemary J. Rose	78,000	2,632,000

Securities Authorized for Issuance Under Equity Compensation Plans

Set forth in the table below is information pertaining to securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2015. There are options and restricted stock units but no warrants existing under these plans.

Equity Compensation Plan Information
as of December 31, 2015

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans previously approved by security holders
2015 Equity Compensation Plan which replaced the 2011 Equity Compensation Plan as amended	50,000	—		—
2011 Equity Compensation Plan which replaced the 1996 Stock Option Plan as amended	300,000	$51.95	(1)	449,294
Equity compensation plans not previously approved by security holders	—	—		—
Total	350,000	$51.95		449,294

____________

(1)      The weighted average covers the 100,000 stock options and not the 200,000 restricted stock units.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Strayer Education, Inc. Board of Directors is currently composed of three directors — Messrs. Wargo (Chair), Brock and Johnson. Between February 4, 2015, the date of the last Compensation Committee Report, and February 2, 2016, the Compensation Committee met one time.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on the review and discussion, the Committee recommended to the Board to include this information in the Corporation’s Annual Report on Form 10-K and proxy statement.

Compensation Committee:
J. David Wargo, Chair
William E. Brock
Robert L. Johnson

AUDIT COMMITTEE REPORT

The Audit Committee of the Strayer Education, Inc. (the “Corporation”) Board of Directors is composed of three directors, all of whom are independent, as independence is defined under the NASDAQ Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. For the year ended December 31, 2015, the Audit Committee was composed of Messrs. Waite (Chair), Grusky, and Milano. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually and which has periodically been subsequently revised by the Committee to reflect regulatory developments.

The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.

The independent auditors are responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

In connection with this responsibility, during 2015 the Audit Committee met and held discussions with management five times together with the independent registered public accounting firm. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with management, internal audit, and PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters covered by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

During the year 2015, management conducted the documentation, testing and evaluation of the Corporation’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Corporation’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in the Corporation’s Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Corporation’s efforts related to its internal control over financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Corporation’s financial statements or the conduct of the annual audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2015 be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Corporation’s independent registered public accounting firm for the fiscal year 2016.

Audit Committee:
G. Thomas Waite, III, Chair
Robert R. Grusky
Todd A. Milano

Certain Transactions with Related Parties

The Corporation had no transactions with related parties during the fiscal year ended December 31, 2015 that would need to be disclosed pursuant to Item 404 of Regulation S-K. The Corporation prohibits conflict of interest activities by any director or officer, or persons related thereto, unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Corporation, (ii) has a material personal interest that will impair the person’s ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Corporation. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Corporation for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Business Conduct. The Corporation’s policy prohibiting conflict of interest activities is further described in the Code of Business Conduct.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. PricewaterhouseCoopers LLP has acted as the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions. Although stockholder ratification of the appointment of auditors is not required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Principal Accounting Fees and Services

Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2014 and 2015:

	2014	2015
Audit Fees
Recurring:
Consolidated financial statements audit	$680,000	$789,980
Non-recurring:
Other audit work	25,000	—
Tax Fees
Preparation of corporate tax returns	93,000	92,620
Other tax compliance/tax advice	90,655	75,445
All Other Fees
License fee for accounting tools	1,800	1,800
	$890,455	$959,845

It is the Audit Committee’s policy to pre-approve all audit and non-audit related services provided by the Corporation’s independent registered public accounting firm. All of the services described above were pre-approved by the Corporation’s Audit Committee.

PROPOSAL 3

Advisory Vote on the Compensation of the Named Executive Officers

This proposal, commonly known as a “Say on Pay” proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:

•         To ensure compliance with applicable regulatory, legal and ethical business standards,

•         To attract and retain highly qualified and productive individuals,

•         To reward superior contribution to the long term performance of the Corporation,

•         To encourage officers and directors to think like owners and align their interests accordingly.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Corporation’s executive compensation with the best interests of the Corporation and its stockholders.

The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.

The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote “for” this proposal.

Stockholder Proposals

All stockholder proposals intended to be considered for inclusion in the Corporation’s proxy material for the 2017 Annual Meeting of Stockholders must be received by the Corporation no later than November 17, 2016 and must comply with all applicable SEC and other rules.

Under the Corporation’s Bylaws, if a stockholder wishes to present an item of proper business at the 2017 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Corporation’s proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Corporation’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 17, 2016 and no later than December 17, 2016. Such notice must include all of the information required by the Corporation’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Strayer Education, Inc.
Attn: Daniel W. Jackson
Executive Vice President & Chief Financial Officer
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600

Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

STRAYER EDUCATION, INC.

REVOCABLE PROXY

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2016

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Robert S. Silberman, Viet D. Dinh and Daniel W. Jackson and any of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on May 3, 2016 at 8:00 a.m. (ET) at 2303 Dulles Station Blvd., Herndon, Virginia 20171, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.

(Continued and to be marked, dated and signed on other side)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 3, 2016. Our 2016 Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.viewproxy.com/strayereducation/2016

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Robert S. Silberman	☐	☐	☐	04 William E. Brock	☐	☐	☐	07 Todd A. Milano	☐	☐	☐
02 Dr. John T. Casteen III	☐	☐	☐	05 Robert R. Grusky	☐	☐	☐	08 G. Thomas Waite, III	☐	☐	☐
03 Dr. Charlotte F. Beason	☐	☐	☐	06 Karl McDonnell	☐	☐	☐	09 J. David Wargo	☐	☐	☐

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s Independent registered public accounting firm for the fiscal year ending December 31, 2016.	3. To approve, on an advisory basis, the compensation of the named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN

This section must be completed for your vote to be counted. – Date and Sign Below.

Date

Signature

Signature
(Joint Owners)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐	Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.